Exhibit 99.1

Emerald Oil Announces $75 Million Senior Secured Second Lien Term Loan Facility

DENVER, CO – June 11, 2015 --- Emerald Oil, Inc. (NYSE MKT: EOX) (“Emerald” or the “Company”) today announced that it has signed a term sheet with respect to a $75 million senior secured second lien term loan facility (“Term Loan”), and has provided both an ATM and liquidity update.

Debt Financing Update

Emerald has signed a term sheet with a private financial institution to provide a $75 million Term Loan, and the transaction is expected to close by the end of June 2015. The Term Loan will be fully drawn at closing with the proceeds used to repay borrowings under Emerald’s credit facility. The Term Loan has a 3 ½ year term and bears interest at LIBOR plus 8.25 percent with a 1 percent LIBOR floor. The Term Loan is secured by a second lien on substantially all of the Company’s assets and has a customary hedge adjusted asset based covenant structure.

In conjunction with the transaction, the Company is working with its lending syndicate on both the elimination of the Total Debt/EBITDA covenant and new senior secured debt and interest coverage covenants that will provide ample borrowing base liquidity and room for covenant compliance should current crude oil market conditions persist for a multi-year duration. Emerald expects the covenant amendments to occur concurrent with the closing of the Term Loan.

The term sheet represents indicative terms which are non-binding, and does not represent a commitment (conditional or otherwise) to lend on the part of the private financial institution. The consummation of the transactions contemplated by the term sheet are subject to the satisfaction of due diligence review and other customary closing conditions.

ATM Update

Quarter to date, Emerald received approximately $16.4 million in net proceeds from the issuance of 2,460,045 shares via the ATM. Current shares outstanding are now 7,856,325. Proceeds will be applied to repay borrowings under Emerald’s credit facility.

Liquidity Update

Balance Sheet Item	Current Balance ($mm)	Pro Forma Balance ($mm)
Cash and Cash Equivalents*	$33.7	$10.0
Revolving Credit Facility	$159.7	$61.0
Term Loan	N/A	$75.0
Convertible Senior Notes	$151.5	$151.5

* Cash swept into revolving credit facility

About Emerald

Emerald is an independent exploration and production operator that is focused on acquiring acreage and developing wells in the Williston Basin of North Dakota and Montana, targeting the Bakken and Three Forks shale oil formations and Pronghorn sand oil formation. Emerald is based in Denver, Colorado. More information about Emerald can be found at www.emeraldoil.com.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this document may include statements regarding the Company’s expectations regarding the Company’s operational, exploration and development plans; expectations regarding the nature and amount of the Company’s reserves; and expectations regarding production, revenues, cash flows and recoveries. When used in this press release, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

Corporate Contact:

Emerald Oil, Inc.

Mitch Ayer

Vice President - Finance & Investor Relations

(303) 595-5600

info@emeraldoil.com

www.emeraldoil.com